Exhibit 10.126

SALES AND MARKETING AGREEMENT

This Sales and Marketing Agreement is made and entered into in as of this 19th  day of May, 2008 by and between Performance Health Technologies, Inc., a Delaware corporation (the "Company") and Interactive Metronome, Inc., a Virginia corporation (the "Contractor").

RECITALS

The Company is engaged in the business of manufacturing, distributing and marketing products known as “Home Products” using its proprietary Core:Tx® Neuro technology for measuring a person’s range of motion (the "Products").  The Contractor markets the Interactive Metronome (“IM”) to the health care industry and is desirous of also marketing the Products for the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto to the other, it is agreed as follows:

AGREEMENT

1.           Appointment as Distributor.  The Contractor agrees to and shall solicit sales of the Products to those accounts identified by the Contractor that are or that may be interested in acquiring the Products.

2.           Exclusivity.  The Contractor shall be the exclusive distributor of Products that include Core:Tx(R encircled) Neuro in the United States and Canada (the “Territory”) for the following markets:

a)
Neurological Rehabilitation Market. Facilities that provide neurological and motor therapy to adults who have suffered stroke, brain injury and other neuro-muscular disorders provided that sales efforts are directed to the Contractor’s contacts in the areas of the rehabilitation facilities that treat the individuals referenced above regardless of whether they are IM customers.

b)
Pediatric and Developmental Market. Clinics and hospitals that typically work with children diagnosed with cognitive and motor discrepancies, such as Autism Spectrum Disorders, sensory integration disorders, and a range of speech and language disabilities, provided that sales efforts are directed to the Contractor’s contacts in the areas of the clinics and hospitals that treat the individuals referenced above; and

c)	Specialists. Physical therapists, occupational therapists and speech therapists who enroll and participate in IM’s Certification or CEU programs.

The Contractor is hereby appointed as a non-exclusive distributor for the Products with respect to all other markets within the Territory; the Contractor acknowledges that the Company may appoint an exclusive distributor for any or all such markets during the Term hereof, if so the Contractor shall respect that exclusivity.

The Contractor acknowledges that sales of “Home Products” not using Core:Tx(R encircled) Neuro are non-exclusive and any sales, including Core:Tx(R encircled) Neuro, in other markets (including, but not limited to orthopaedics) is on a non-exclusive basis.

The exclusivity granted to Contractor by the Company becomes null and void should Contractor fail to sell one hundred twenty (120) Core:Tx(R encircled) Neuro units during the first eight (8) months of this Agreement, and an additional one hundred twenty (120) Core:Tx(R encircled) Neuro units during the remaining four (4) months of the Agreement (two hundred forty (240) units total during term).

3.           Product Sales.

A.  The parties shall agree upon suggested retail selling prices for the Products, which will be periodically revisited and may be adjusted from time to time based on market conditions and feedback.

B.   The Contractor shall order Products from the Company to meet its estimated needs and the Company shall ship such Products to the Contractor.  Contractor will receive a fifty percent (50%) sales commission from Company on the first one hundred twenty (120) units sold of the company’s Core:Tx Neuro, and a sixty percent (60%) sales commission on all sales thereafter during the term of this Agreement.  Contractor will collect an annual license fee of $300.00 from each customer.  Contractor is to receive thirty percent (30%) of this license fee and the company receives the remaining seventy percent (70%).  The commission for the Home Products shall be fifty percent (50%) of the agreed upon retail selling price for the Home Products.  The Products shall be shipped FOB the Company’s place of shipment, and title to the Products and risk of loss shall transfer to the Contractor upon placement of the Products with the carrier.  The purchase price shall be payable one-half (1/2) upon submission of a Purchase Order, and one-half  (1/2) upon delivery of the Products to Contractor and completion of any acceptance testing agreed to by the parties.

4.           The Company's Obligations.  The Company shall supply the Contractor with appropriate sample Products, catalogs and advertising materials which shall be reasonably necessary to assist the Contractor in making and promoting sales of Products.  The Company will fund the Contractor’s development and implementing of certification courses designed specifically for Core:Tx(R encircled) Neuro products.  The Company will work with the Contractor on a joint marketing plan to maximize the effectiveness of marketing efforts by both.

5.           The Contractor’s Obligations.  The Contractor shall use all commercially reasonable efforts to promote the Products, and specifically agrees that it shall:

•	Develop a website directed at Occupational, Physical and Speech Therapists. This site would be linked to and from the Contractor’s website.
•	Have its Clinical Advisory Board develop a clinical education tool specifically designed for Core:Tx(R encircled) Neuro and creating certification courses.
•	Incorporate the clinical education tool into the Contractor’s national certification course schedule.
•	Display and demonstrate the Products at regional or national trade shows where the IM is also displayed.
•	Promote the Products throughout its 4,000+ professional network.
•	Promote the Products as a complementary supportive product of the IM.
•
Demonstrate and sell the Products in person or through the Contractor’s dedicated telephone marketing staff, and develop an advertising and mailing program.  All materials developed by the Contractor specifically for the Company’s products become the sole property of the Company.

6.           Warranties. The Contractor shall not make any warranties with respect to the Products of the Company.  Any warranties to be made by the Company shall be reflected in its acceptance, invoice or other contract forms.

7.           Term.  This Agreement shall be for a term of one year.  This Agreement may be terminated by the Company immediately upon the Contractor's material breach of any provision of this Agreement including, but not limited to the Contractor's inability to perform its obligations herein for financial reasons or otherwise.

8.           Relationship of Parties.  The Contractor is and at all times shall be an independent contractor of the Company and not a partner or employee of the Company.  The Contractor shall represent itself to all Customers and all other persons only as an independent contractor and not as an agent or partner of the Company.  Remuneration to the Contractor shall not be subject to withholding or other employment taxes as required for compensation paid to employees.  The Contractor shall timely file all required United States federal, state and local income, self-employment, unemployment and other tax, labor, information and all other returns and shall pay when due all taxes on account of its remuneration hereunder.  The provisions of the preceding sentence shall survive the termination of this Agreement.

9.           Expenses.  The Contractor shall be responsible for and shall pay, and hereby indemnifies the Company against, all expenses incurred in connection with soliciting the sale of the Products, with the exception of any advertising campaigns recommended by the Contractor that the Company agrees to in advance and in writing.

10.        Confidentiality.

A.           Each party agrees that it will not, at any time during the term of this Agreement or thereafter, in any form or manner, directly or indirectly, voluntarily or involuntarily, disclose, furnish or make accessible to any person or other entity or use for its own benefit, other than in furtherance of the business and interests of such party, any Confidential Information (hereinafter defined) of the other party which it may obtain or have access to, receive, contribute to, originate, or discover relating to Trade Secrets (as that term is defined under all applicable laws), products, customers, prospective customers, services and sales information.  Confidential Information shall include, without limitation, any of the following types of information outside of the public domain:

(i)
Any and all forms of raw and other data relating to the other party’s business, products or processes, whether or not marked "confidential", derived from any and all sources, including without limitation:  meetings; information from correspondence or otherwise analyzed data; computer printouts; computer programs; flow charts; graphs and graphic materials.

(ii)
Any and all materials, documents, information, systems, processes and techniques relating to products, computer software, market or other research techniques, and any and all materials, documents, information, systems, processes obtained from or on behalf of or at the direction of the other party, or any current or prospective customer of the other party.

(iii)
Any and all information, computer printouts, materials, documents, processes, schematics, compilations or reports relating to the sales history of any current or prospective customer, customer files, pricing structure, rebates, marketing information, customer base or business forms of the other party.

B.           The Contractor confirms, acknowledges and agrees that any and all tangible and intangible records, tapes, notes, pictures, video tapes, printouts and documents relating to the Products which it may use, create, utilize or possess during the term of this Agreement, including but not limited to those written, produced or created by the Contractor, are the sole and exclusive property of the Company and may not be duplicated for the Contractor's own benefit without the express written consent of the Company.  All such items in the Contractor's possession or control will be immediately delivered to the Company upon request and, if not earlier requested, upon the termination of this Agreement.

C.           The provisions of this Section 10 shall survive termination of this Agreement, and shall survive the Term of this Agreement for a period of four (4) years following termination of the Agreement.

11.        Restrictive Covenant.  In view of the Contractor's access to Confidential Information and Trade Secrets of the Company and in consideration of the value of such property to the Company, during the term of this Agreement and for a period of two years after termination of this Agreement for any reason, the Contractor shall not, without the prior written consent of the Company, in any manner, directly or indirectly:

A.           Contact or solicit the trade or patronage of any of the customers of the Company for itself or any other person or entity with respect to any products that are designed for or may be used to measure a person’s range of motion. The term "customers" shall for purposes hereof be deemed to include, without limitation, the officers, directors, agents, employees, parents, subsidiaries and affiliates of such customers, and all persons or organizations with whom the Company has done business, within the twelve (12) month period preceding the termination of this Agreement.  The terms of this subparagraph shall not prohibit the Contractor from selling the IM, or other products that are not similar to the Products, to the customers.

B.           Solicit, induce or attempt to induce any employee of the Company to leave the Company's employ to become connected in any way with, or employ or utilize any such employee in, any other business engaged in the sale or distribution of products similar to the Company's Products.

12.        Remedies.

A.
(i) Each party agrees that the covenants contained in Sections 10 and 11 hereof are necessary to protect the interests of the other in Confidential Information and Trade Secrets, and to protect and maintain the customer relationships and other legitimate, proprietary interests of the Company, both actual and potential, which the Contractor would not have had access to or any involvement in but for the independent contractor relationship with the Company.  Each party agrees that in the event of an actual or threatened breach by the other party of any of the covenants set forth herein, the other party would be irreparably harmed and the full extent of injury resulting therefrom would be impossible to calculate and the other party would not have an adequate remedy at law. Accordingly, each party agrees that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security; provided, however, that nothing herein shall be construed as limiting any other legal or equitable remedies available to the aggrieved party.

(ii)
In the event that either party must seek legal remedy for a breach as described in A.(i), the prevailing party shall be entitled to have all costs and expenses, including without limitation, court costs, investigation costs, expert witness fees, and attorneys' fees, incurred by the prevailing party reimbursed.

B.           Notwithstanding any dispute involving application of the injunctive relief as provided in Section 11 hereof, any other dispute or claim arising out of any provision of this Agreement, whether based on statute, regulation, contract, tort or otherwise, shall be submitted to arbitration before a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association.  Any such arbitration shall be conducted in Princeton, New Jersey. An arbitration award rendered pursuant to this Section 12 shall be final and binding on the parties and may be submitted to any court of competent jurisdiction for entry of a judgment thereon, in accordance with the Uniform Arbitration Act.  The parties agree that punitive damages may not be awarded in an arbitration proceeding under this Agreement.

13.        No Employee Benefits.  The Contractor shall not be eligible for any benefits payable to employees of the Company.

14.         Assignment.  This Agreement may not be assigned by either party in whole or in part without the prior written consent of the other party hereto, except as specifically provided herein. This Agreement may be assigned by the Company, in its sole discretion, to any subsidiary or affiliate of the Company or to any successor of the Company either by merger or acquisition of substantially all of the assets or the business of the Company as a going concern.

15.        Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey.

16.        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal or personal representatives, successors and assigns.

17.        Notice.  All notices required hereunder shall be in writing and shall be deemed to have been given if delivered personally or by United States certified or registered mail, postage prepaid, return receipt requested, or by a recognized overnight delivery service to the parties at their respective addresses set forth below their signatures to this Agreement, or to such other address as shall be specified in writing by either party to the other in like fashion.

18.        Entire Agreement.  This Agreement sets forth and constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof.  This Agreement supersedes any and all prior agreements, negotiations, correspondence, undertakings, promises, covenants, arrangements, communications, representations and warranties, whether oral or written.

19.        Indemnity.  The Company for itself and its successors and assigns hereby indemnifies the Contractor and agrees to and shall hold the Contractor harmless of, from and against, and agrees to and shall pay on demand, any and all claims, costs, damages, demands, expenses, payments, charges, fees, executions, suits, sums of money, unreimbursed tariffs, repayments, penalties, reimbursements and judgments whatsoever, including without limitation court costs and attorneys' fees, whether known or unknown or suspected or unsuspected, for, upon or by reason of any manner, cause or thing whatsoever in any way or to any extent directly or indirectly arising from or out of, related to, as a consequence of, or connected with the proper use of the Products by the customers.

20.        Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, the other provisions hereof shall not be affected thereby but shall remain in full force and effect.  Furthermore, if any of the restrictions regarding post-termination activities is found to be unreasonable or invalid, the court before which the matter is pending shall enforce the restriction to the maximum extent it deems to be valid and enforceable.

21.        Waiver.  Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of such terms, covenants and conditions or of any similar right or power hereunder at any subsequent time.

22.        Amendment.  This Agreement may not be amended except by a writing executed by both parties hereto.

23.        Construction.  Whenever applicable in this Agreement, the singular and the plural, and the masculine, feminine and neuter shall be freely interchangeable, as the context requires.  The Section headings or titles shall not in any way control the construction of the language herein, such headings or titles having been inserted solely for the purpose of simplified reference.  Words such as "herein", "hereof", "hereinafter", "hereby", and "hereinabove" when used in this Agreement refer to this Agreement as a whole, unless otherwise required by the context.  The Recitals constitute an integral part of this Agreement and are fully incorporated herein.  All Section and subsection references set forth herein refer to the corresponding Sections and subsections of this Agreement.

24.        Venue.  All actions or proceedings in any way, manner or respect arising out of or from or related to this Agreement shall be litigated only in courts having situs within the State of New Jersey, which courts shall have exclusive jurisdiction over all such actions or proceedings, and all parties and their transferees hereby consent and submit to the jurisdiction of any local, state or federal court located within said city and state, and all parties and their transferees hereby waive any and all rights they may have or obtain to transfer or change the venue of any litigation brought by any party hereto against any other party hereto.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

Performance Health Technologies, Inc.

By: /s/

Interactive Metronome, Inc.

By: /s/

Dated: